                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                              (Amendment No.__)


    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                               BANTA CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               BANTA CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ /     Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                               BANTA CORPORATION
                                225 MAIN STREET
                            MENASHA, WISCONSIN 54952

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1994

To the Shareholders of Banta Corporation:

    You are hereby notified that the annual meeting of shareholders of Banta Corporation (the "Company") will be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, April 26, 1994, at 2:00 p.m., Central Time, for the following purposes:

    1. To elect ten directors to serve for the ensuing year.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 11, 1994 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

    We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans you can, of course, revoke the proxy at any time before it is actually voted.

                            By Order of the Board of Directors
                            BANTA CORPORATION

                            RONALD D. KNEEZEL
                            SECRETARY

Menasha, Wisconsin
March 16, 1994

                               BANTA CORPORATION
                                225 MAIN STREET
                            MENASHA, WISCONSIN 54952

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1994

    This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Banta Corporation, a Wisconsin corporation (the "Company"), beginning on or about March 16, 1994, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Tuesday, April 26, 1994, at 2:00 p.m., Central Time, at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

    Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting , by attending the Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

    A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the ten persons nominated for election as directors referred to herein and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

    Only holders of record of the Company's common stock, $.10 par value (the "Common Stock"), at the close of business on March 11, 1994 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 20,037,388 shares of Common Stock, each of which is entitled to one vote per share.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, the shareholders will elect ten directors of the Company, each to hold office until the 1995 annual meeting of shareholders and until his or her successor is duly elected and has qualified. Set forth below are the Board's nominees to serve as directors of the Company. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the ten persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

    The following sets forth certain information, as of March 11, 1994, about each of the Board nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and held the offices shown for more than the past five years.

                                    DIRECTOR               PRINCIPAL OCCUPATION; OFFICE, IF ANY,
         NAME               AGE       SINCE              HELD IN THE COMPANY; OTHER DIRECTORSHIPS
- -----------------------  ---------  ---------  -------------------------------------------------------------
Barry K. Allen              45        1993     President and Chief Operating Officer of Marquette
                                               Electronics, Inc. (medical equipment and systems) since
                                               September, 1993; President and Chief Executive Officer of
                                               Illinois Bell, Inc. from July, 1993 to September, 1993;
                                               President and Chief Executive Officer of Wisconsin Bell, Inc.
                                               from 1989 to July, 1993; President and Chief Executive
                                               Officer of Ameritech Publishing, Inc. (directory publishing and marketing services) from 1987 to 1989; Director of
                                               Harley-Davidson, Inc.
Calvin W. Aurand, Jr.       63        1989     Chairman of the Board and Chief Executive Officer of the
                                               Company since July 1, 1989; President of the Company since
                                               March 1, 1989; President and Chief Operating Officer of
                                               American Bank Note Company (printer of currency, stamps and stock and bond certificates) from 1985 until joining the
                                               Company.
Jameson A. Baxter           50        1991     President, Baxter Associates (management and financial
                                               consulting); President, Hubbard Securities, Inc. (securities dealer); Director of The Putnam Funds.
George T. Brophy            59        1986     Chairman, Chief Executive Officer and President of ABTco,
                                               Inc. (building materials) since October, 1992; Chairman of
                                               GTB Enterprises (venture capital and consulting firm) from
                                               1989 to 1992; President, Chief Executive Officer and Director
                                               of Morgan Products Ltd. (specialty building materials) from
                                               1984 to 1989; Director of ABTco, Inc.
William J. Cadogan          45        1993     Chairman since February, 1994, Chief Executive Officer since
                                               November, 1991, and President since May, 1990 of ADC
                                               Telecommunications, Inc. (transmission, networking and
                                               broadband connectivity products); Senior Vice President of
                                               ADC Telecommunications, Inc. from 1987 until 1990; Director of ADC Telecommunications, Inc.
Gerald A. Henseler          53        1982     Executive Vice President and Chief Financial Officer of the
                                               Company since 1992; Senior Vice President, Chief Financial
                                               Officer and Treasurer of the Company prior thereto.
Bernard S. Kubale           65        1973     Partner, law firm of Foley & Lardner, Milwaukee, Wisconsin;
                                               Director of Consolidated Papers, Inc. and Schultz
                                               Sav-O-Stores, Inc.

                                    DIRECTOR               PRINCIPAL OCCUPATION; OFFICE, IF ANY,
         NAME               AGE       SINCE              HELD IN THE COMPANY; OTHER DIRECTORSHIPS
- -----------------------  ---------  ---------  -------------------------------------------------------------
Curtis W. Tarr              69        1976     Vice Chairman, Intermet Corporation (foundry and machining)
                                               since June, 1992 and Chairman, Intermet Europe since July,
                                               1990; Professor of Management, Johnson Graduate School of
                                               Management, Cornell University from 1989 to 1990; Dean
                                               thereof from 1984 to 1989; Director of Intermet Corporation.
Donald Taylor               66        1988     Associate, Sullivan Associates (a director candidate search firm) since 1992; Managing Director, USA, Anatar Investments
                                               Limited (international venture capital specialist) from 1989 to 1992; Director of Harnischfeger Industries, Inc. and
                                               Johnson Controls, Inc.
Allan J. Williamson         62        1966     President of Banta Company, a division of the Company, since
                                               January, 1991; Executive Vice President of Banta Company
                                               prior thereto.

    Directors are elected by a plurality of the votes cast (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee holding shares registered in its name, or the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

    THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                               BOARD OF DIRECTORS

GENERAL

    The Board held seven meetings in 1993. During 1993, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held while he or she was a director and (b) the total number of meetings held by all committees of the Board on which the director served.

    The Company has Audit, Compensation and Nominating Committees of the Board. The Audit Committee consists of Ms. Baxter and Messrs. Brophy, Kubale and Taylor (Chairperson). The principal functions performed by the Audit Committee, which met two times in 1993, are to meet with the Company's independent public accountants before the annual audit to review procedures and the scope of the audit; to review the results of the audit; to review the financial control mechanisms used by the Company and the adequacy of the Company's accounting and financial controls; and to annually recommend to the Board a firm of independent public accountants to serve as the Company's auditors. The Compensation Committee consists of Ms. Baxter and Messrs. Allen, Brophy, Cadogan, Kubale (Chairperson), Tarr and Taylor. The principal functions of the Compensation Committee, which met seven times in 1993, are to construe and administer the Company's stock option plans, deferred compensation plans, Management Incentive Award Plan and Long Term Incentive Plan; to annually evaluate salary grades and ranges; to establish guidelines concerning average compensation increases; and to specifically establish compensation of all officers, directors and subsidiary or division presidents. The Nominating Committee consists of Ms. Baxter (Chairperson) and Messrs. Aurand,

Kubale and Tarr. The principal functions of the Nominating Committee, which met two times in 1993, are to recommend persons to be selected by the Board as nominees for election as directors; to recommend persons to be elected to fill any vacancies in the Board; and to consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board. The Nominating Committee will consider persons recommended by shareholders to become nominees. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee.

DIRECTOR COMPENSATION

    During 1993, directors of the Company, other than full time employees and Mr. Kubale, received an annual retainer fee of $18,000 plus $750 for every meeting of the Board they attended and $750 ($1,000 for the committee chairperson) for every committee meeting they attended, unless such committee meeting was held in conjunction with a Board meeting. Effective July 1, 1994, the annual retainer fee for the directors will be increased to $20,000 and the Board and committee meeting fees will be increased to $1,000 ($1,250 for the committee chairperson). A director may elect to defer all or any part of the foregoing cash compensation, in which case the amount deferred will be paid in three annual installments after such person ceases to be a director and will be credited with interest at the prime rate.

    In addition to the fees described above, each non-employee director then in office automatically received an option for 1,500 shares of Common Stock at a per share exercise price of $27.33 on April 14, 1993 in accordance with the terms of the Company's 1991 Stock Option Plan (the "1991 Plan"). Upon their election to the Board in 1993, Messrs. Allen and Cadogan each automatically received an option for 3,000 shares of Common Stock at per share exercise prices of $32.875 and $32.50, respectively, in accordance with the 1991 Plan. Each person when first elected as a non-employee director of the Company automatically receives an option for 3,000 shares of Common Stock. Subsequent to the initial grant, each non-employee director (who continues to serve in such capacity) automatically receives an option to purchase an additional 1,000 shares of Common Stock on the day after the next two succeeding annual meetings of shareholders. Options granted to non-employee directors become exercisable six months after the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during such six-month period, the option will become immediately exercisable in full. Options granted to non-employee directors terminate on the earlier of (a) five years after the date of grant, (b) six months after the non-employee director ceases to be a director by reason of death, or (c) three months after the non-employee director ceases to be a director for any reason other than death.

    On August 23, 1993, Mr. Tarr exercised an option under the 1991 Plan for 1,500 shares and realized a gain of $14,625. No other options were exercised by non-employee directors under the 1991 Plan during fiscal 1993.

                         STOCK OWNERSHIP OF MANAGEMENT

    The following table sets forth information, as of March 11, 1994, regarding beneficial ownership of Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth below, and all of the directors and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

                                                      AMOUNT AND NATURE OF
                                                           BENEFICIAL
NAME OF BENEFICIAL OWNER                                  OWNERSHIP(1)        PERCENT OF CLASS
- ---------------------------------------------------  ----------------------  -------------------
Barry K. Allen.....................................           4,000                   *
Calvin W. Aurand, Jr...............................          52,120                   *
Jameson A. Baxter..................................            8,250               *
George T. Brophy...................................            7,650               *
William J. Cadogan.................................              200               *
Gerald A. Henseler.................................           77,265       (2)       *
Bernard S. Kubale..................................           11,550               *
Curtis W. Tarr.....................................            7,507               *
Donald Taylor......................................            8,250               *
Allan J. Williamson................................          127,365               *
John E. Tiffany....................................            4,598               *
Ronald D. Kneezel..................................           12,310               *
All directors and executive officers as a group (15
 persons)..........................................          339,942              1.7           %

- ---------
*     Less than one percent.
(1) Includes shares subject to exercisable stock options as follows: Mr. Allen, 3,000 shares; Mr. Aurand, 43,125 shares; Ms. Baxter, 7,500 shares; Mr. Brophy, 7,500 shares; Mr. Henseler, 9,450 shares; Mr. Kubale, 7,500 shares; Mr. Tarr, 1,500 shares; Mr. Taylor, 7,500 shares; Mr. Williamson, 20,400 shares; Mr. Kneezel, 8,475 shares; and all directors and executive officers as a group, 125,400 shares.
(2) Includes 18,610 shares held by Mr. Henseler's spouse and 4,937 shares held by trusts for the benefit of Mr. Henseler's daughter. Mr. Henseler shares voting and investment power over these shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

    The following table sets forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in fiscal 1993. The persons named in the table are sometimes referred to herein as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                                                 ------------------------
                                                                   AWARDS
                                                                 -----------    PAYOUTS
                                          ANNUAL COMPENSATION    SECURITIES   -----------
                                         ----------------------  UNDERLYING      LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR       SALARY     BONUS(1)     OPTIONS    PAYOUTS(2)    COMPENSATION(3)
- ----------------------------  ---------  ----------  ----------  -----------  -----------  -----------------
Calvin W. Aurand, Jr.              1993  $  380,000  $  233,054      15,000    $  74,729       $   6,956
  Chairman of the Board,           1992     350,000     238,000      22,500       --               3,964
  President and Chief              1991     325,000      92,625      15,000       --               3,733
  Executive Officer
Gerald A. Henseler                 1993     234,000     120,112       7,000       45,026           6,637
  Executive Vice President         1992     216,667     125,667       9,000       --               2,884
  and Chief Financial              1991     185,000      42,550       7,500       --               2,543
  Officer
Allan J. Williamson                1993     198,000     131,671       6,000       39,702           4,309
  President of Banta               1992     187,500     107,761       9,000       --               2,649
  Company, a division of the       1991     175,000           0       7,500       --               2,866
  Company
John E. Tiffany                    1993     151,000      62,408       5,000       30,529           3,288
  Vice President                   1992     144,000      69,120       7,500       --               1,091
                                   1991     136,000      23,800       6,000       --               1,849
Ronald D. Kneezel                  1993     147,000      60,755       5,000       29,325           3,087
  Vice President, General          1992     140,000      67,200       7,500       --               2,172
  Counsel and Secretary            1991     127,000      22,225       6,000       --               2,132

- ---------
(1) Consists of awards under the Company's Management Incentive Award Plan, which is a performance-based bonus plan.
(2) Consists of payouts under the Company's Long Term Incentive Plan. The initial three-year performance period ended in fiscal 1993.
(3) For fiscal 1993, includes Company matching contributions under the Company's Incentive Savings Plan, which is a profit sharing plan under
      Section 401(k) of the Internal Revenue Code, of $4,497, $3,373, $3,373, $2,476 and $2,698 for Messrs. Aurand, Henseler, Williamson, Tiffany and Kneezel, respectively, and premiums for disability insurance in excess of the coverage provided other salaried employees in the amounts of $2,459, $3,264, $936, $812, and $389 paid by the Company on behalf of Messrs. Aurand, Henseler, Williamson, Tiffany and Kneezel, respectively. For fiscal years 1991 and 1992, the dollar amounts reflected consist solely of Company matching contributions under the Incentive Savings Plan.

STOCK OPTIONS

    The Company has in effect stock option plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1993 to the named executive officers.

                       OPTION GRANTS IN 1993 FISCAL YEAR

                                                                                                     GRANT
                                        INDIVIDUAL GRANTS                                             DATE
- -------------------------------------------------------------------------------------------------    VALUE
                                                         PERCENTAGE OF                             ----------
                                       NUMBER OF         TOTAL OPTIONS                               GRANT
                                      SECURITIES          GRANTED TO      EXERCISE OR                 DATE
                                  UNDERLYING OPTIONS     EMPLOYEES IN     BASE PRICE   EXPIRATION   PRESENT
NAME                                  GRANTED(1)          FISCAL YEAR      ($/SHARE)      DATE      VALUE(2)
- --------------------------------  -------------------  -----------------  -----------  ----------  ----------
Calvin W. Aurand, Jr............          15,000                7.2%       $  35.125     10/25/98  $  147,600
Gerald A. Henseler..............           7,000                3.3           35.125     10/25/98      68,880
Allan J. Williamson.............           6,000                2.9           35.125     10/25/98      59,040
John E. Tiffany.................           5,000                2.4           35.125     10/25/98      49,200
Ronald D. Kneezel...............           5,000                2.4           35.125     10/25/98      49,200

- ---------
(1) The options reflected in the table (which are nonstatutory stock options for purposes of the Internal Revenue Code) were granted on October 26, 1993 and vest 25% at the end of one year from the date of grant, 50% at the end of two years and 100% at the end of three years. The options are subject to early vesting in the case of the optionee's death, disability or retirement after reaching age 65.
(2) The option values presented are based on the Black-Scholes option pricing model adopted for use in valuing stock options. Material assumptions and adjustments incorporated in the Black-Scholes model in estimating the values of the options reflected in the table include the following: (a) an exercise price of the option equal to the fair market value of the underlying stock on the date of grant; (b) a risk-free rate of return equal to 4.71%, representing the interest rate on a U.S. Treasury security with a maturity date corresponding to the term of the option; (c) volatility of 29.92%, which was calculated using daily Common Stock prices for the one-year period prior to the date of grant; (d) a dividend yield equal to 1.37%, representing the dividend yield on the Common Stock as of the date of grant; and (e) an option term of five years. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the price of the Common Stock over the option exercise price on the date that the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated under the Black-Scholes model.

    The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 1993 fiscal year and the fiscal year-end value of unexercised options held by such officers.

                      AGGREGATED OPTION EXERCISES IN 1993
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                   OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                                 FISCAL YEAR-END            FISCAL YEAR-END(1)
                             SHARES ACQUIRED     VALUE     ---------------------------  --------------------------
NAME                           ON EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------------------  ---------------  -----------  ------------  -------------  -----------  -------------
Calvin W. Aurand, Jr.......        10,250      $ 154,090       45,250(2)      39,375     $ 893,458    $   353,962
Gerald A. Henseler.........         5,475         68,050        9,450         17,500       172,921        157,148
Allan J. Williamson........         9,000        134,250       20,400         16,500       404,858        156,023
John E. Tiffany............         2,400         50,400        3,375(3)      13,625        50,287        127,613
Ronald D. Kneezel..........         3,825         67,388        8,475         13,625       157,462        127,613

- ---------
(1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.
(2) Includes options covering 2,125 shares of Common Stock which were exercised by Mr. Aurand on February 9, 1994.
(3) Consists of options covering 3,375 shares of Common Stock which were exercised by Mr. Tiffany on January 5, 1994.

LONG TERM INCENTIVE PLAN

    During fiscal 1993 each of the named executive officers was designated as a participant under the Company's Long Term Incentive Plan (the "LTIP") for the 1993 to 1995 performance period. Information regarding such participation is set forth below. Awards, if any, earned for the 1993 to 1995 performance period will be paid in early 1996.

        LONG TERM INCENTIVE PLAN -- PARTICIPATION IN 1993 FISCAL YEAR(1)

                                               PERFORMANCE OR OTHER        ESTIMATED FUTURE PAYOUTS
                                                   PERIOD UNTIL       ----------------------------------
NAME                                           MATURATION OR PAYOUT    THRESHOLD    TARGET     MAXIMUM
- --------------------------------------------  ----------------------  -----------  ---------  ----------
Calvin W. Aurand, Jr........................                           $  49,375   $  98,750  $  148,125
Gerald A. Henseler..........................       1993 to 1995           30,125      60,250      90,375
Allan J. Williamson.........................       Fiscal Years           25,375      50,750      76,125
John E. Tiffany.............................                              19,438      38,875      58,313
Ronald D. Kneezel...........................                              18,875      37,750      56,625

- ---------
(1) The LTIP (which was adopted in 1991) provides for cash awards to officers and other key employees of the Company with respect to successive three-year performance periods. Awards for a performance period under the LTIP are based upon attainment of goals established for the Company as a whole with respect to such performance period. For the 1993 to 1995 performance period (comparable to prior performance periods), awards will be based on the achievement of a specified return on equity. Awards under the LTIP range from 12.5% to 37.5% of a participant's average base salary during the performance period depending upon whether the threshold, target or maximum performance goals are achieved. The estimated future payouts set forth above are based on the average of the 1993 and 1994 base salaries of the named executive officers.

PENSION PLAN BENEFITS

    The following table sets forth the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees Pension Plan as well as under the Company's Supplemental Retirement Plan (which, in part, provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified benefit plans) based upon remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

       AVERAGE MONTHLY                      YEARLY PENSION AFTER
       COMPENSATION IN                   SPECIFIED YEARS OF SERVICE
        FIVE HIGHEST           ----------------------------------------------
      CONSECUTIVE YEARS         10 YEARS    20 YEARS    30 YEARS    35 YEARS
- -----------------------------  ----------  ----------  ----------  ----------
$12,000......................  $   36,000  $   56,160  $   76,320  $   86,400
 15,000......................      45,000      70,200      95,400     108,000
 18,000......................      54,000      84,240     114,480     129,600
 21,000......................      63,000      98,280     133,560     151,200
 24,000......................      72,000     112,320     152,640     172,800
 27,000......................      81,000     126,360     171,720     194,400
 30,000......................      90,000     140,400     190,800     216,000
 33,000......................      99,000     154,440     209,880     237,600
 36,000......................     108,000     168,480     228,960     259,200

    A participant's remuneration covered by the Company's pension plans is such participant's base salary. The base salaries paid for each of the last three fiscal years to the named executive officers are set forth in the Summary Compensation Table. Messrs. Aurand, Henseler, Williamson, Tiffany and Kneezel have completed 5, 27, 31, 5 and 5 years of credited service under the Company's pension plans, respectively. Benefits shown in the table are computed as a straight single life annuity assuming retirement at age 65. The benefits reflected in the table are subject to reduction for Social Security benefits.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

    The Company has agreements with Messrs. Williamson and Henseler which provide for certain benefits in the event of termination of employment after a change of control of the Company. The principal benefits are: (a) a bonus under any Company bonus or incentive plan or plans for the year in which termination occurs; (b) continued salary payments and life insurance and medical and disability insurance for a maximum of four years, with reduced payments for a surviving spouse; (c) additional pension benefits to fully or partially compensate for the reduction of benefits under the Company's pension plan due to termination of employment; and (d) full exercise rights for all stock options for three months following termination of employment. These benefits are made available if the executive officer's employment is terminated by the Company other than for cause as defined in the agreements or if he terminates his employment because of significant changes made in his working conditions or status without his consent. Continued salary payments and insurance benefits are to be reduced by corresponding payments and benefits obtained from any successor employer. The transactions which are deemed to result in a "change of control" of the Company for purposes of the agreements include: (1) the acquisition of more than 30% of the voting stock of the Company by any person, organization or group; (2) the sale of all or substantially all of the Company's business or assets; (3) a consolidation or merger, unless the Company or a subsidiary is the surviving corporation; (4) the acquisition of assets or stock of another entity if in connection with the acquisition new persons become directors of the

Company and constitute a majority of the Board of Directors; and (5) the election in opposition to the nominees proposed by management of two or more directors in any one election on behalf of any person, organization or group.

    The Company has agreements, with Messrs. Aurand, Tiffany, Kneezel and certain other officers and key employees which, in addition to benefits similar to those described in (a), (c) and (d) above, provide for continued employment for periods of from one to three years after a change of control (the
"Employment Period") and for lump-sum termination payments ranging from a minimum of one year's salary and bonus to a maximum of three year's salary and bonus if employment is terminated during the Employment Period by the Company (other than for cause or disability) or by the executive due to significant changes in his working conditions or status without his consent. During the Employment Period, the executive's employee benefits such as health, accident and life insurance will be continued until comparable benefits are available from a new employer. The termination payment and amount of benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code but if, notwithstanding any such reduction, the executive is required to pay any excise tax, penalties or interest with respect to the termination payment and benefits, the Company is required to make a cash payment to him designed to compensate for such taxes, penalties and interest. The Company has also agreed to pay Mr. Aurand a severance payment of one year's salary if his employment is terminated by the Company other than for cause or disability prior to a change of control, and to pay an additional retirement benefit to Mr. Aurand of $12,500 for each year of service up to five years less the amount he is entitled to receive under the Salaried Employees Pension Plan and the Supplemental Retirement Plan.

    The Company has deferred compensation plans for key employees in which the named executive officers are eligible to participate and which provide for deferral of salary payments. Payments under the deferred compensation plans generally commence following retirement of the participant. However, in the event of a change of control, a participant in the deferred compensation plans will receive a lump sum payment. The lump sum payment will be equal to the present value of the participant's future benefits if the participant is receiving benefits at the time of such change of control or the amount standing to the participant's credit in his or her deferred compensation account if the participant is not otherwise entitled to receive benefits at the time of such change of control. Amounts paid under the Management Incentive Award Plan and the LTIP also are subject to deferral at the election of the participants. Payment of such deferred amounts generally begins following the retirement of the participant and is not subject to acceleration in the event of a change of control of the Company. The Company has entered into an executive trust agreement with Firstar Trust Company to provide a means of segregating assets for the payment of these benefits (as well as benefits under the Company's Supplemental Retirement Plan), subject to claims of the Company's creditors. Such trust is only nominally funded until the occurrence of a potential change of control.

    The Company also has an agreement with Mr. Williamson providing for monthly payments of $3,000 to him following retirement for a period of 120 months. In the event of death after retirement and prior to receipt of all payments, any remaining payments are to be made to Mr. Williamson's designated beneficiary or estate. Payments under the agreement may be forfeited in the event Mr. Williamson engages in specified competitive activities during the first four years following retirement.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board is responsible for the various aspects of the Company's compensation package offered to its executive officers, including the named executive officers. The following is the report of the Compensation Committee:

    POLICIES GOVERNING EXECUTIVE COMPENSATION. The Company's general policies relating to executive compensation are: (a) to establish a direct link between executive compensation and the annual, intermediate-term and long-term performance of the Company; (b) to provide performance-based compensation opportunities (including equity-based awards) which allow executive officers to earn rewards for maximizing shareholder value;
(c) to attract and retain the key executives necessary for the Company's long-term success; and (d) to reward individual initiative and the achievement of specified goals. In applying these general policies, the Compensation Committee's objective has been to ensure that a significant portion of the compensation paid to more senior executive officers, such as the named executive officers, be incentive-based since these individuals have more control and responsibility for the Company's direction and performance. The Compensation Committee's intent is that there would be greater variability in the levels of compensation paid to these officers depending upon Company performance.

    EXECUTIVE COMPENSATION PACKAGE. As reflected under the section entitled "Executive Compensation," the Company's executive compensation package consists of a mix of salary, bonus awards and stock option grants as well as benefits under the employee benefit plans offered by the Company.

    In setting and adjusting executive salaries, including the salaries of the Chief Executive Officer and the other named executive officers, the Compensation Committee, in conjunction with independent compensation consultants, compares the base salaries paid or proposed to be paid by the Company with the ranges of salaries paid by corporations of similar size and operating in comparable industries. In establishing salaries for 1993, the Compensation Committee reviewed salary data compiled by the Company's independent compensation consultants, including data for FORTUNE 500 companies in the printing and publishing industries. Although this comparison group included some of the companies constituting the peer group described in the section entitled "Performance Information," the comparison group considered by the Compensation Committee was much larger than the peer group. It is the judgment of the Compensation Committee that a review of the compensation practices of a broader range of companies is appropriate in establishing competitive salary ranges for the Company's executive officers. The relative financial performance of the companies in the comparison group was not directly considered by the Compensation Committee in its deliberations.

    Using the salary ranges derived from a review of the comparison group companies as a guide, the Compensation Committee established base salary levels for the Company's executive officers at or around the median level of prevailing market practice. The Chief Executive Officer made specific recommendations for salary adjustments (other than his own) to the Compensation Committee based on industry comparables, the level of responsibility delegated to the particular executive officer, an analysis of the expertise and skills offered by each officer and the officer's individual job performance. Salary levels established for the Company's executive officers in 1993 were not directly tied to any specific measure of corporate performance, although the Compensation Committee did consider the cumulative total return on the Common Stock over the last several years in reaching its final decision on compensation levels. See "Performance Information." The Compensation Committee reviewed and fixed the base salary of the Chief Executive Officer for 1993 based on similar competitive compensation data and individual job performance criteria. The base salary paid to the Chief Executive Officer for fiscal 1993 was $380,000.

    In addition to base salary, it is the policy of the Compensation Committee to provide a substantial portion of each executive officer's total compensation through annual and intermediate-term incentive plans which provide awards based on Company performance. The purpose of these plans is to more closely align compensation to the Company's annual and intermediate-term financial performance and to reward key employees for the achievement of certain other specified goals.

    The Company's Management Incentive Award Plan allows key employees of the Company (including the Chief Executive Officer and the other named executive officers) to earn cash bonus awards in any year in which the Company's return on equity equals or exceeds 13% and certain other

Company-wide and, where appropriate, divisional goals are achieved. The Company-wide and divisional goals established under the Management Incentive Award Plan are reviewed and approved on an annual basis by the Compensation Committee. Under the Plan, and assuming that the return on equity threshold is achieved, awards paid to executive officers serving in one of the Company's divisions are based 25% on the achievement of an established goal for pre-tax earnings on a Company-wide basis and 75% on the achievement of specific divisional goals. The divisional goals are tailored to reflect management's objectives regarding each individual division and include targets relating to operating income, pre-tax earnings, sales, return on investment and gross margin. Executive officers who have corporate (as compared with divisional) responsibilities receive bonus awards under the Management Incentive Award Plan based on the Company meeting the return on equity threshold and achieving a pre-tax earnings target. Awards under the Plan are made on a continuum subject to minimum, targeted and maximum amounts. Subject to certain limitations, special awards may be made to specified participants even if the return on equity target is not met if the Compensation Committee determines that such participants contributed substantially to improved performance. Bonuses paid to the named executive officers for 1993 performance under the Management Incentive Award Plan are reflected in the "Bonus" column of the Summary Compensation Table. The bonus paid to the Chief Executive Officer for 1993 ($233,054) was based on the Company surpassing the 13% target for return on equity and achieving a specified goal relating to pre-tax earnings on a Company-wide basis.

    The Company's Long Term Incentive Plan (the "LTIP") is intended to provide intermediate-term incentives for the Company's key employees, including the named executive officers. The LTIP offers cash awards for the achievement of specified targets for return on equity over successive three-year performance periods. If the performance targets are met, the magnitude of awards under the LTIP will be based on the extent to which goals are achieved or surpassed and the particular employee's salary grade. The LTIP was established in 1991 and the first performance period ended on January 1, 1994. During this performance period, the Company achieved a three-year return on equity entitling participants to awards between the threshold and targeted amounts. Based on this performance and his salary grade, the Chief Executive Officer was awarded $74,729 under the LTIP for the performance period ended January 1, 1994.

    The Company's executive compensation package also includes stock option grants. Options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. It has been the policy of the Company that options should provide a long-term incentive and align the interests of management with the interests of shareholders.

    The number of shares of Common Stock subject to options granted to the Company's executive officers is primarily based on the relative salary grade of each officer. In granting options, the Compensation Committee does not employ any specific formula tied to corporate performance. Based on his relative salary grade and the foregoing policy, the Chief Executive Officer, on October 26, 1993, was awarded an option for 15,000 shares at an exercise price of $35.125 per share. By tying a portion of each executive officer's overall compensation to stock price through the grant of options, the Compensation Committee seeks to enhance its objective of providing a further incentive to maximize long-term shareholder value.

    In connection with the Company's stock option plans, the Compensation Committee endorses the policy that stock ownership by management is an important factor in aligning the interests of management and the Company's shareholders. The Compensation Committee encourages participants in the stock option plans to retain, at a minimum, such number of shares which have a market value equal to the "spread" earned on any option that is exercised. It is the Compensation Committee's policy that share retention by stock option plan participants will be considered in determining the size of any future stock option grants.

    The Compensation Committee's policy with respect to other employee benefit plans is to provide competitive benefits to the Company's employees, including executive officers, to encourage their continued service with the Company. In the Compensation Committee's view, a competitive benefit package is also essential to achieving the Company's goal of being able to attract new key employees from time to time as events warrant.

    Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based upon the Compensation Committee's commitment to link compensation with performance as described in this report, the Compensation Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.

                             BANTA CORPORATION
                             COMPENSATION COMMITTEE

                             Bernard S. Kubale, Chairperson
                             Barry K. Allen
                             Jameson A. Baxter
                             George T. Brophy
                             William J. Cadogan
                             Curtis W. Tarr
                             Donald Taylor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Ms. Baxter and Messrs. Allen, Brophy, Cadogan, Kubale (Chairperson), Tarr and Taylor. Mr. Kubale is a partner of the law firm of Foley & Lardner, Milwaukee, Wisconsin. Foley & Lardner has served as legal counsel to the Company for many years.

                            PERFORMANCE INFORMATION

    Set forth below is a line graph comparing during the last five years the Company's cumulative total shareholder return on the Common Stock with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and companies in a peer group selected in good faith by the Company. The total return information presented in the graph assumes the reinvestment of dividends. The companies in the peer group comparison are: American Business Products Inc.; Bowne and Company Inc.; CSS Industries, Inc.; Cadmus Communications Corp.; Courier Corp.; Devon Group, Inc.; Duplex Products Inc.; Ennis Business Forms Inc.; John H. Harland Company; Reynolds and Reynolds Company; Standard Register Company; Wallace Computer Services Inc.; and Waverly, Inc. All of these companies are in the graphic arts industry. The returns of each component company in the peer group have been weighted based on such company's relative market capitalization at the beginning of each year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG BANTA CORPORATION, S&P 500 INDEX AND PEER GROUP COMPANIES

                                   [GRAPHIC]

                                                                     DECEMBER 31,
                                           ----------------------------------------------------------------
                                             1988       1989       1990       1991       1992       1993
                                           ---------  ---------  ---------  ---------  ---------  ---------
Banta Value..............................  $     100  $     100  $     110  $     132  $     191  $     254
S&P 500 Composite........................        100        132        127        166        179        197
Peer Index...............................        100        114         86        124        144        175

                         INDEPENDENT PUBLIC ACCOUNTANTS

    On February 2, 1994, the Board selected the firm of Arthur Andersen & Co., which served as independent certified public accountants for the fiscal year ended January 1, 1994, to serve in such capacity for the current fiscal year. It is expected that representatives of such firm will be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

                                 OTHER MATTERS

    All expenses of solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, and expects to pay such firm a fee of approximately $3,000 plus out-of-pocket expenses. Brokers, nominees and custodians who hold Common Stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The regulations of the Securities and Exchange Commission require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based on such forms, the Company believes that all its officers and directors have complied with the
Section 16(a) filing requirements, except that John E. Goode, a retired director, inadvertently failed to file on a timely basis one report covering a single transaction which was effected following his retirement from the Board.

                             SHAREHOLDER PROPOSALS

    A shareholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in the Company's proxy materials must submit the proposal to the Company in advance of the meeting. Proposals for the annual meeting to be held in 1995 must be received by the Company at its principal office no later than November 16, 1994. In addition, a shareholder who otherwise intends to present business at any annual meeting must comply with, among other things, the notice requirements set forth in the Company's By-laws.

                                          By Order of the Board of Directors
                                          BANTA CORPORATION

                                          RONALD D. KNEEZEL
                                          SECRETARY

    THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR 1993. REQUESTS FOR FORM 10-K MUST BE IN WRITING AND ADDRESSED TO GERALD A. HENSELER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, BANTA CORPORATION, P.O. BOX 8003, MENASHA, WISCONSIN 54952.

                               BANTA CORPORATION

       Proxy for Annual Meeting of Shareholders to be held April 26, 1994

    The undersigned constitutes and appoints CALVIN W. AURAND, JR. AND RONALD D. KNEEZEL, or either of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote as designated below, all shares of Banta Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of such corporation to be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin on April 26, 1994 at 2:00 P.M. Central Time, and at all adjournments or postponements thereof:

1. ELECTION OF DIRECTORS               FOR all nominees listed below  / /     WITHHOLD AUTHORITY  / /
                                       (except as marked to the contrary      to vote for all nominees listed below
                                       below)
BARRY K. ALLEN, CALVIN W. AURAND, JR., JAMESON A. BAXTER, GEORGE T. BROPHY, WILLIAM J. CADOGAN, GERALD A. HENSELER,
BERNARD S. KUBALE,
CURTIS W. TARR, DONALD TAYLOR, ALLAN J. WILLIAMSON.

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

    2. In their discretion upon all such other business as may properly come before the meeting.

    THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED FOR THE MEETING AND ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING AND THE PROXY STATEMENT.

                        (Please sign on the other side)

PROXY NO.                (Continued from other side)               NO. OF SHARES

    The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder; BUT, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1.

                                                        Date_____________________________________________,1994
                                                        Signature_____________________________________________
                                                        Signature if held jointly_____________________________
                                                        Please sign exactly as your name appears on your stock
                                                         certificate.   Joint   owners   should   each    sign
                                                         personally.  A corporation should sign full corporate
                                                         name by duly authorized officers and affix  corporate
                                                         seal.    When   signing    as   attorney,   executor,
                                                         administrator, trustee or  guardian, give full  title
                                                         as such.
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   PLEASE SIGN AND MAIL PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BANTA
                                  CORPORATION.